Exhibit 8.1

The following table lists the Company’s significant subsidiaries as at April 21, 2023. Unless otherwise indicated, the Company owns a 100% controlling interest in each of the following subsidiaries.

Entity Name	Jurisdiction of Formation
Golar Hull M2022 Corporation	Marshall Islands
Golar LNG NB11 Corporation	Marshall Islands
Golar Hull M2021 Corporation	Marshall Islands
Golar Hull M2027 Corporation	Marshall Islands
Kool Ice Corporation*	Marshall Islands
Kool Frost Corporation**	Marshall Islands
Kool Glacier Corporation***	Marshall Islands
Kool Blizzard Corporation****	Marshall Islands
The Cool Pool Limited	Marshall Islands
Cool Company Management d.o.o.	Croatia
Cool Company Management AS	Norway
Cool Company Management Ltd.	England and Wales
CoolCo Management Sdn. bhd.	Malaysia
Pernli Marine Ltd	Liberia
Persect Marine Ltd	Liberia
Felox Marine Ltd	Liberia
Respent Marine Ltd	Liberia

* Golar Hull M2048 Corp. was renamed the Kool Ice Corporation effective January 23, 2023.
** Golar LNG NB12 Corporation was renamed the Kool Frost Corporation effective February 1, 2023.
*** Golar LNG NB10 Corporation was renamed the Kool Glacier Corporation effective February 27, 2023.
**** Golar Hull M2047 Corporation was renamed the Kool Blizzard Corporation effective April 3, 2023.

The above table excludes mention of the lessor variable interest entity (“lessor VIE”) that we have leased a vessel from under a finance lease. The lessor VIE is wholly-owned, newly formed special purpose vehicle (“SPV”) of a financial institution. While we do not hold any equity investment in this SPV, we have concluded that we are the primary beneficiary of the lessor VIE and accordingly have consolidated this entity into our financial results.